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                                                                      EXHIBIT 7
                        THERMO BIOANALYSIS CORPORATION
                               504 Airport Road
                        Sante Fe, New Mexico 87504-2108

                                                                 March 30, 2000

Dear Shareholder:

   On March 17, 2000, BioAnalysis Acquisition Inc., a wholly-owned subsidiary of Thermo Instrument Systems Inc. ("Thermo Instrument"), commenced a tender offer to acquire for $28.00 per share in cash all of the issued and outstanding shares of common stock of Thermo BioAnalysis Corporation (the "Company") not currently owned by Thermo Electron Corporation ("Thermo Electron") and its affiliates, including Thermo Instrument (the "Offer").

   Because all of the current members of the Company's Board of Directors, except the undersigned, are affiliated with Thermo Electron and/or Thermo Instrument, the Company's Board of Directors appointed the undersigned as a one-member Special Committee to respond to the Offer. Based on the factors considered by the Special Committee and set forth in the attached Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which was filed today with the Securities and Exchange Commission, the Special Committee is recommending that shareholders accept the Offer and tender their shares of common stock of the Company pursuant to the Offer.

   The Special Committee strongly urges you to make your decision as to whether or not to tender your shares based on all of the information available to you, including the factors considered by the Special Committee and described in the Schedule 14D-9, and, to that end, strongly urges that you read the enclosed materials carefully and in their entirety.

                                          Very truly yours,

                                          Arnold N. Weinberg

                                          Sole Member of the Special Committee
                                           of the Board
                                          of Directors of Thermo BioAnalysis
                                           Corporation